                                                                   EXHIBIT 99.3

                   ZAPATA CORPORATION AUTHORIZES REPURCHASE
                    OF ADDITIONAL SHARES OF ITS COMMON STOCK


Houston, TX -- May 15, 1997 -- Zapata Corporation (NYSE: ZAP) announced today that its Board of Directors has authorized purchases of up to 2.5 million additional shares of the Company's common stock from time to time, depending on market conditions. The Company now is authorized to repurchase a total of 7.5 million shares; the Board previously had authorized a repurchase of up to 5 million shares. The repurchase program may include privately-negotiated transactions in addition to purchases in the open market. In connection with the repurchase program, prior to commencing any such purchases, Zapata will enter into an agreement with Malcolm I. Glazer under which he will represent that he does not intend to take any action or cause the Company to take any action to "go private" or otherwise cause its stock to cease to be publicly traded, and that should that intent change in the future, no such transaction will be undertaken except on terms approved by a special committee of independent directors and determined to be fair to the Company's stockholders from a financial point of view by a nationally recognized investment banking firm.

The Company also announced that is has retained an investment advisor to assist it with the possible sale of its marine protein division, Zapata Protein, Inc. The Company also is evaluating offers for its Bolivian oil and gas operations.

Contact:          Joseph L. von Rosenberg, III, Executive Vice President
                  (713) 940-6100/Fax: (713) 940-6122